Exhibit 99(d)(19)

AMENDMENT NO. 11 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of July 6, 2001 as follows, effective February 1, 2011.

All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW International Small Cap Fund	0.75%
TCW Enhanced Commodity Strategy Fund	0.50%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Philip K. Holl	By:	/s/Charles W. Baldiswieler
Secretary		Charles W. Baldiswieler
President and Chief Executive Officer

	By:	/s/David S. DeVito
David S. DeVito
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Philip K. Holl	By:	/s/David S. DeVito
Assistant Secretary		David S. DeVito
Executive Vice President and
Chief Administrative Officer

	By:	/s/Charles W. Baldiswieler
Charles W. Baldiswieler
Group Managing Director